Exhibit 99.1
CLICKNSETTLE.COM, INC. AND CARDO MEDICAL, LLC
ANNOUNCE MERGER AGREEMENT
Miami, FL and Los Angeles, CA –June 18, 2008 – Cardo Medical, LLC, a company engaged in the development of orthopedic medical devices, and clickNsettle.com, Inc. (OTCBB: CKST), a publicly-traded company with no active operations, have signed a merger agreement pursuant to which Cardo Medical will become a wholly owned subsidiary of clickNsettle. After the merger is completed, clickNsettle will be renamed Cardo Medical, Inc., and will be headquartered in Los Angeles. The merger is expected to close in the third quarter of 2008, and the company intends thereafter to apply to have its shares listed on the American Stock Exchange (AMEX).
     Simultaneously with the signing of the merger agreement, Dr. Phillip Frost, former chairman and chief executive officer of IVAX Corporation, and others invested $9.5 million in Cardo Medical. Certain other investors will make up to an additional $4 million investment in Cardo Medical before the merger is consummated. Proceeds from these investments are expected to be used to close on the acquisition of the outstanding equity interests of three partially owned subsidiaries of Cardo Medical, and to enable Cardo Medical to accelerate its research and product development. Following such acquisitions, Cardo Medical will directly and indirectly own 100% of the equity interests of Accelerated Innovation, LLC, Cervical Xpand, LLC and Uni-Knee, LLC.
     Under the terms of the merger agreement, it is expected that clickNsettle shareholders will own approximately 5.56% of the combined company on a fully diluted basis upon consummation of the merger. The current holders of Cardo Medical’s membership interests will own between 64.44% and 66.67% of clickNsettle following the merger, and the new investors in Cardo Medical will own between 27.78% and 30.0% of clickNsettle following the merger, in each case, depending on the total amount of the investment in Cardo Medical prior to the merger. The merger is subject to customary covenants and several conditions.
     Following the merger, the board of directors of Cardo Medical, Inc. will consist of five directors to be appointed by Dr. Andrew Brooks and two directors to be appointed by Dr. Phillip Frost. Dr. Brooks, an orthopedic surgeon and the president and CEO of Cardo Medical, will be the CEO of the company following the merger.
     Dr. Brooks commented, “Cardo Medical is excited to partner with the Frost investors as we view their investment as a significant endorsement of our current product portfolio and validation of our forthcoming product pipeline.” Glenn L. Halpryn, who is the current chairman and president of clickNsettle, stated that Cardo Medical’s scientific and management team has extensive experience in the orthopedic device space. Mr. Halpryn also said that he is pleased that clickNsettle has this opportunity to enter the orthopedic medical device market, which he believes has growth potential in view of the demographic trend of an aging population.
About Cardo Medical, LLC
     Cardo Medical, LLC, along with its partially owned subsidiaries, Accelerated Innovation, LLC, Cervical Xpand, LLC and Uni-Knee, LLC, focuses on product development, marketing and distribution of orthopedic and spinal medical devices. The companies’ product portfolio includes devices for spinal motion preservation and fusion, hip replacement and unicompartmental knee replacement.
     Cardo Medical has received FDA clearance to market its Total Hip System, Cervical Plate/Screw System, Spine Pedicle Screw/Rod System, Patello-femoral Arthroplasty, and Uni-Knee Arthroplasty (UKA). Additional innovative products are in Cardo Medical’s product pipeline pending FDA submission and clearance.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about expectations, beliefs or intentions regarding the business, technologies and products, financial condition, strategies or prospects. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that any products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the ailments being studied or for other ailments. In addition, forward-looking statements also may be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
CONTACT: clickNsettle.com, Inc.
Glenn L. Halpryn, President
(305) 573-4112